Patient Infosystems Contact:

Roger Chaufournier

Chairman & CEO

Patient Infosystems, Inc.

Tel. 800.276.2575

Patient Infosystems Inc. Closes $6.8 Million in Private Placement

ROCHESTER, N.Y.--(BUSINESS WIRE)--October 21, 2005--Patient Infosystems Inc. (OTCBB: PATY - News) a healthcare services company today announced it has raised $6.8 million in gross proceeds from the sale of common stock to institutional and accredited investors.

The company sold approximately 1.9 million shares of common stock for $3.58 per share in a private placement to institutional and other accredited investors for which it paid commissions of approximately $609,000 to a placement agent and issued a warrant to purchase approximately 170,000 shares of common stock. The net proceeds from the sale will be used for working capital and to satisfy its obligation to raise $6 million as a closing condition to the recently announced plan to merge with CCS Consolidated, Inc. (d/b/a CareGuide). Net proceeds in excess of $6 million will be used to repay indebtedness.

The securities offered and sold in this private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Patient Infosystems has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and the shares issuable upon exercise of the warrant by the placement agent .

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants

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About Patient Infosystems:

Patient Infosystems Inc. is a leader in disease management programs that reduce healthcare costs and improve health and quality of life. The company, through its wholly owned subsidiary, American Caresource Holdings, Inc., is a pioneer in ancillary benefits management. For more information on Patient Infosystems please go to www.ptisys.com.

About CCS Consolidated, Inc.:

CCS Consolidated, Inc. (d/b/a CareGuide) (“CareGuide”) is a national care management company providing comprehensive, integrated care management services to high-risk and elderly members on behalf of health plans, disability carriers, long-term care insurers, case management organizations, EAP & work/life benefits companies, and affinity groups. Founded in 1998, the company features a national care manager and provider network and comprehensive solutions that enable clients to realize lower health care costs, greater efficiencies in care delivery, reduced financial risk, and increased productivity gains for employees contending with elder care concerns. CareGuide is headquartered in Coral Springs, Florida, with regional offices in Connecticut and Michigan. Visit www.careguide.com for more information.

This release contains information about management's view of the prospects for success of the merger and the combination of the two companies that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, the continued use of the Company’s services by its customers, the growth of its business and revenue base, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed and to be filed with the Securities and Exchange Commission.

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